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                             P & F INDUSTRIES, INC.

                                  EXHIBIT 10.1
                                  ------------

                  SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), dated as of May 30, 2001, among P&F INDUSTRIES, INC., a Delaware corporation (the "Company"), having its principal place of business at 300 Smith Street, Farmingdale, New York 11735, and RICHARD A. HOROWITZ, residing at 5 Fir Drive, Kings Point, New York 11024 (the "Executive").

                              W I T N E S S E T H:

                  WHEREAS, the Company and the Executive wish to amend and restate the Employment Agreement between the parties, dated as of May 28, 1997 (the "Prior Agreement"), as set forth in this Agreement;

                  NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

1.                EMPLOYMENT, DUTIES AND ACCEPTANCE

                  Subject to the provisions of Article 4, the Executive hereby agrees to continue his employment with the Company, and the Company hereby agrees to continue its employment of the Executive, for the term of this Agreement, as defined in Article 2 hereof. The Executive shall render services as Chairman, President and Chief Executive Officer of the Company and shall perform such executive duties which are consistent with his position as he may be reasonably directed to perform by the Board of Directors of the Company.

2.                TERM OF EMPLOYMENT

                  The term of the Executive's employment pursuant to this Agreement (the "Term") will commence on the date hereof (the "Effective Date") and will continue until the seventh anniversary of the Effective Date, unless sooner terminated pursuant to the provisions of Article 4. Such employment will, unless

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sooner terminated pursuant to the provisions of Article 4, continue from year to year thereafter (each such year, an "Additional Term") until one party gives the other notice of its intention to terminate the Executive's employment at the end of the Term or an Additional Term, as the case may be, which notice may not be given more than ninety or less than thirty days prior to the last day of such Additional Term.

3.                COMPENSATION
                  ------------

                  3.1. The minimum base compensation of the Executive will be $675,000 per annum. All compensation will be paid in installments as determined by the Company, but not less frequently than monthly.

                  3.2. The Company will pay or reimburse the Executive for all reasonable expenses actually incurred or paid by him during the Term and each Additional Term in connection with the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as it may reasonably require, it being understood that the character of and amount available for such expenses will be in accordance with applicable policies of the Company and may be fixed in advance by the Board of Directors of the Company. In addition, the Company shall provide the Executive, at the Company's expense, with a current model automobile similar to the automobile furnished to the Executive at the date hereof.

                  3.3. The Executive will also be eligible to receive such increases in base compensation as the Board of Directors of the Company may from time to time grant to him (which shall not thereafter be reduced) and to receive such bonuses as the Board of Directors of the Company, in its discretion, may allocate to him. In addition, so long as the Company continues to provide pension, group insurance, medical insurance and vacation benefits for its senior management generally, the Executive will be entitled to participate therein as well as in any other employee benefit plan hereafter established for senior management.

                  3.4. Throughout the Term, the Company shall maintain in effect at current levels the split-


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dollar life insurance policy currently maintained for the Executive, and shall continue to pay premiums on the supplemental disability insurance policies currently maintained by the Executive (or reimburse the Executive for premiums paid by him).

4.                EVENTS OF TERMINATION
                  ---------------------

                  4.1. In the event of the Executive's death, this Agreement will terminate. In that event, the Executive's estate will be entitled to his
(i) full salary through the date of death together with any bonus under the then current executive bonus plan accrued through the date of death; and (ii) an additional payment equal to his then current salary for an additional twelve months.
                  4.2. If during the Term or an Additional Term, the Executive becomes physically or mentally disabled, whether totally or partially, so that he is prevented from performing his usual duties for a period of 270 consecutive business days or for 360 business days during any period of 450 business days, the Company may terminate his employment under this Agreement by 60 days' advance written notice to the Executive. In that event, the Executive will be entitled to (i) his full salary through the date of termination, less any amount received by the Executive under any group policy of disability insurance carried by the Company in which Executive participates; (ii) an additional payment equal to his then current salary for an additional twelve months, without regard to any amount received by the Executive under any policy of disability insurance; and (iii) during such additional twelve month period, continued use of his Company car and other perquisites being provided to the Executive prior to such termination, including continuation of the split-dollar life insurance policy referenced in Section 3.4 hereof. In addition, during the period of disability and until (x) the death of the Executive or (y) the re-employment of the Executive, the Company shall provide the Executive with medical benefits similar to those provided for other executive officers of the Company, taking into account medical benefits provided to the Executive by other sources.


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5.                PROTECTION OF INFORMATION: NONCOMPETITION
                  -----------------------------------------

                  5.1. In view of the fact that the Executive's work with the Company will bring him into close contact with many confidential affairs of the Company, including matters of a business nature such as information about costs, profits, markets, sales, plans for future development and other information not readily available to the public, the Executive will:

                           5.1.1.   keep secret all confidential information
relating to the Company and not disclose the same to anyone outside of the Company either during or after his employment with the Company, except with the Company's written consent;

                           5.1.2.   deliver promptly to the Company on
termination of his services hereunder, or at any time the Company may so request, all memoranda, notes, records, lists, reports and other documents (and all copies thereof) relating to the business of the Company which he may then possess or have under his control; and

                           5.1.3.   during his employment and, provided that a
"change in control" (as hereinafter defined) has not occurred, for a period of three years following the termination of his employment, not, directly or indirectly, (i) enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company, (ii) engage in such a business for his own account, or (iii) become interested in such a business as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant or in any other relationship or capacity. The provisions of this Section 5.1.3 shall not apply to the Executive following any termination of employment which occurs in connection with or following a "change in control" (as hereinafter defined).

                  5.2. "Business competitive with the business of the Company" means, as of any date, any business then being conducted by the Company in which Executive has been actively engaged.


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6.                CHANGE IN CONTROL
                  -----------------

                  6.1. The term "change in control" of the Company shall mean:

                           6.1.1.   an occurrence of a nature that would be
required to be reported in response to (i) Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") as in effect on the date of this Agreement, or (ii) Item I(a) of Form 8-K under the Exchange Act, or (iii) if Item 6(e) of Schedule 14A or Item I(a) of form 8-K is not longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Exchange Act which serve similar purposes; or

                           6.1.2.   an event in which (i) any "person," as such
term is used in Sections 13(d) and 14(d)(2) of the Exchange Act (a "Person"), other than the Executive, is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities then entitled to vote for the election of directors or (ii) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

                           6.1.3.   an event in which there shall be consummated
(i) any consolidation, merger or recapitalization of the Company or any similar transaction involving the Company, whether or not the Company

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is the continuing or surviving corporation, pursuant to which shares of the
Company's common stock, par value $1.00 per share ("Common Stock"), would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company or (iii) the adoption of a plan of complete liquidation of the Company (whether or not in connection with the sale of all or substantially all of the Company's assets) or a series of partial liquidations of the Company that is dejure or defacto part of a plan of complete liquidation of the Company; provided, that the divestiture of less than substantially all of the assets of the Company in one transaction or a series of related transactions, whether effected by sale, lease, exchange, spin-off, sale of the stock or merger of a subsidiary or otherwise, or a transaction solely for the purpose of reincorporating the Company in another jurisdiction, shall not constitute a change in control.

                  6.2. The "change date" shall be the date on which a change in control of the Company (as described in paragraph 6.1) occurs.

                  6.3. The term "discharge" shall mean (i) any termination by the Company of the employment of the Executive which occurs in connection with or following a change in control of the Company, or (ii) resignation by the Executive which occurs in connection with or following a change in control, which is based on a determination by the Executive that, (A) as a result of a change in circumstances affecting his position, he is unable to exercise the authorities, powers, functions or duties attached to his position as contemplated by Article 1 of this Agreement, (B) the compensation, benefits or perquisites being provided to the Executive have been reduced or adversely affected, or (C) the Company (or its successor) has breached this Agreement in any material respect.


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                  6.4. In the event of a discharge, the Company shall pay to the
Executive and provide him with the following:

                           6.4.1.   during the remainder of the Term, the
Company shall continue to pay the Executive his salary as frequently as the Company then pays other executives and at the same rate as payable immediately prior to the date of discharge plus the estimated amount of any bonuses to which he would have been entitled had he remained in the employ of the Company;

                           6.4.2.   during the remainder of the Term, the
Executive shall continue to be entitled to all benefits and service credit for benefits under medical, insurance, life insurance and other employee benefit plans, programs and arrangements of the Company as if he were still employed during such period under this Agreement;

                           6.4.3.   if, despite the provisions of paragraph
6.4.2 above, benefits or service credits under any employee benefit plan shall not be payable or provided under any such plan to the Executive, or his dependents, beneficiaries or the Company, the Company itself shall, to the extent necessary, pay or provide for payment of such benefits and service credit so as to place the Executive, his dependents, beneficiaries and estate in such financial position as if the Executive were employed by the Company during the Term; and

                           6.4.4.   any outstanding Incentive Stock Options held
by the Executive shall be converted to nonqualified stock options on the day after the last day of the three month period following the date of discharge.

                  6.5. Severance Allowance. In the event of discharge of the Executive during the Term, the Executive may elect, within 60 days after such discharge, to be paid a lump sum severance allowance, in lieu of payments to be made pursuant to 6.4.1 hereof, in an amount equal to 2.99 times the Executive's "annualized includable compensation for the base period," as those terms are defined in section 280G of the Internal


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Revenue Code of 1986, as amended (the "Code"). Any payment due hereunder will be made within five days after the election by the Executive to receive the lump sum payment.

                  In the event of discharge by reason of an event described in paragraph 6.3, if the Executive makes an election pursuant to the first sentence of this paragraph 6.5 to receive a lump sum severance allowance, then, in addition to such amount, he shall receive (i) in addition to the benefits provided under any pension plan maintained by the Company, the pension benefits he would have accrued under such pension plan if he had remained in the employ of the Company for 36 calendar months after his discharge, which benefits will be paid concurrently with, and in addition to, the benefits provided under such pension plan, (ii) incentive compensation (including, but not limited to, the right to receive and exercise stock options and stock appreciation rights and to receive restricted stock and grants thereof and similar incentive compensation benefits) to which he would have been entitled under all incentive compensation plans maintained by the Company if he had remained in the employ of the Company for 36 calendar months after his discharge, and (iii) the employee benefits (including, but not limited to, coverage under any medical, disability and life insurance arrangements or programs) to which he would have been entitled under all employee benefit plans, programs or arrangements maintained by the Company if he had remained in the employ of the Company for 36 calendar months after his discharge, or the value of the amounts described in clauses (i), (ii) and (iii) of this sentence. The amount of payments described in the preceding sentence shall be determined and such payments shall be distributed as soon as it is reasonably possible.

                  6.6. Parachute Payment. If any payment to be made by the Company to the Executive pursuant to Article 6 of this Agreement, after taking into account any other payments to be made by the Company to the Executive, is not deductible by the Company pursuant to section 280G(a) of the Code, then any payment to be made pursuant to Article 6 of this agreement shall be reduced by the smallest amount

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necessary so that no such payment shall fail to be deductible pursuant to section 280G(a) of the Code. If the Company determines that any payment to the Executive is subject to limitation pursuant to this paragraph 6.6, it shall provide the Executive with a written determination within 30 days of the Executive's discharge during the terms of this Agreement. If the Executive disagrees with the Company's determination, he shall provide the Company with written notice of his objection within 15 days of receipt of the Company's determination. The matter shall then be promptly submitted by either the Executive or the Company to a "Big 6" accounting firm, not otherwise associated with the Company or the Executive, for a determination within 30 days after the date of such submission. The determination of such accounting firm shall be binding on both the Executive and the Company. The expenses incurred in connection with any determination will be shared equally by the parties. Any payment due hereunder shall be paid within five days of the determination by the Company or the "Big 6" accounting firm, as the case may be.

7.                MISCELLANEOUS.
                  -------------

                  7.1. If any of the provisions contained in this Agreement is hereafter construed to be invalid or unenforceable, such event will not affect the remainder of this Agreement, which will be given full effect, without regard to the invalid portions.

                  7.2. If any of the covenants contained in Article 5, or any part thereof, is held to be unenforceable because of the duration or scope of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to reduce the duration, scope and/or area of such provision and in its reduced form, such provision will then be enforceable.

                  7.3. This Agreement has been negotiated and executed in the State of New York, and will be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.


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                  7.4. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first class, postage prepaid, by registered or certified mail (if possible), addressed to either party at the address set forth in the preamble to this Agreement (or to such other address as either party shall designate by notice in writing to the other in accordance herewith).

                  7.5. The article headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  7.6. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes and will supersede all prior agreements, arrangements and understandings, written or oral, relating to the subject matter including, without limitation, the Prior Agreement.

                  7.7. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by each of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof will in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be, or construed as a further or continuing waiver of, any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          P & F INDUSTRIES, INC.


                                          By:
                                             -----------------------------------



                                          --------------------------------------
                                          Richard Horowitz

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